Exhibit 3(i)

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

ADVANT-E CORPORATION

Advant-e Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that, upon approval of the shareholders of the Corporation, Article IV of the Corporation’s Certificate of Incorporation be amended to read in its entirety as follows:

“FOURTH. The total number of shares of stock that this corporation is authorized to issue is:

One Hundred Million (100,000,000) Shares with a par value of $.001 per share, amounting to One Hundred Thousand Dollars ($100,000).”

SECOND, that in lieu of a meeting and vote of shareholders, 54.4% of the shareholders has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD, that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Advant-e Corporation has caused this Certificate to be signed by Jason K. Wadzinski, its President, this 30th day of October, 2009.

ADVANT-E CORPORATION

/s/ Jason K. Wadzinski
Jason K. Wadzinski